(LOGO) MIDLAND LOAN SERVICES INC.


November 18, 1999

Attn: Sharon A. Surguy, C.C.T.S.
Norwest Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, MD 21044-3562


DLJ  Commercial   Mortgage   Corporation,   Commercial   Mortgage   Pass-Through
     Certificates Series 1998-CG1


OFFICER'S CERTIFICATE

Pursuant to the requirements of that certain Pooling and Servicing Agreement governing the referenced Trust (the "PSA"), it is hereby certified that (i) the undersigned has completed a review of the Servicer's performance of its obligations under the PSA for the preceding calendar year; (ii) to the best of the undersigned's knowledge on the basis of that review the Servicer has fulfilled all of its obligations under the PSA throughout such period; (iii) to the best of the undersigned's knowledge, the sub-servicer, if any, has fulfilled its obligations under its sub-servicing agreement in all material respects; and,
(iv) no notice has been received from any governmental agency or body which would indicate a challenge or question as to the status of the Trust's qualifications as a REMIC under the Code.

Charles J. Sipple
Senior Vice President

Paula J. Mickelson
Vice President

cc: Please see attached page

210 W.  10th  Street  * Kansas  City,  MO  64105 *  Phone:  816/435-5000  * FAX:
816/435-2326